AMENDED AND RESTATED

FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of June 2018, by and between TRIMTABS ETF TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the parties hereto entered into that certain Fund Accounting Servicing Agreement dated September 27, 2016 (the “Prior Agreement”) and desire to amend and restate the Prior Agreement in its entirety as set forth herein;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company; and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, Fund Services is, among other things, in the business of providing fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain Fund Services to provide accounting services to each series of the Trust listed on Exhibit A attached hereto (as may be amended from time to time) (each series listed in Exhibit A, together with all other series subsequently established by the Trust and made subject to this Agreement, are each referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Appointment of Fund Services as Fund Accountant

The Trust hereby appoints Fund Services as fund accountant for each Fund for the term of this Agreement to perform the services and duties described herein. Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.    Services and Duties of Fund Services

Fund Services shall provide the following accounting services to a Fund:

A.    Portfolio Accounting Services:

(1)    Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)    For each valuation date, obtain prices and currency exchange rates from pricing sources approved by the board of trustees of the Trust (the “Board of Trustees”) and calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines. For those securities where market quotations are not readily available, the Board of Trustees shall approve, and Fund Services shall apply, in good faith, procedures for determining the fair value for such securities.

(3)    Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)    Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)    On a daily basis, reconcile cash and investment balances of the Fund with the Fund’s custodian.

(6)    Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)    Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.    Expense Accrual and Payment Services:

(1)    For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)    Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)    Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Trust.

(4)    Provide expense accrual and payment reporting.

C.    Fund Valuation and Financial Reporting Services:

(1)    Account for Fund share dividend reinvestments, creation and redemption activity and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)    Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)    Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon between the parties.

(4)    Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(5)    Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)    Communicate to the Trust, at an agreed upon time, the per share net asset value for each Fund on each valuation date.

(7)    Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)    Prepare monthly security transactions listings.

(9)    Calculate monthly book basis Rule 19a-1 disclosure percentages including any necessary restatements.

(10)    Provide the daily net asset value per share (“NAV”) and holdings data to third-party reporting agents as determined by the Trust.

(11)    Create and transmit NAV and similar data files on a daily basis to the sites designated by the Trust.

D.    Tax Accounting Services:

(1)    Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code, as amended (the “Code”).

(2)    Maintain tax lot detail for the Fund’s investment portfolio.

(3)    Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)    Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

(5)    Process tax adjustments on securities identified to Fund Services that require such treatment.

E.    Compliance Control Services:

(1)    Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), any other applicable regulatory bodies, and the independent accountants.

(2)    Maintain all accounting records required by and according to the 1940 Act and regulations provided thereunder.

(3)    Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

(4)    Cooperate with the Trust’s independent accountant and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountant for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.    License of Data; Warranty; Termination of Rights

A.    The valuation information and evaluations being provided to the Trust by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust. The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (including, for avoidance of doubt, calculations ancillary to valuing the Trust’s assets and the creation of reporting related to the valuation of the Trust’s assets) (the “License”). The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that Fund Services and its suppliers have in the Data.

B.    THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

Fund Services may stop supplying some or all Data to the Trust if Fund Services’suppliers terminate any agreement to provide Data to Fund Services. Also, Fund Services may stop supplying some or all Data to the Trust if Fund Services reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of Fund Services’ suppliers demand that the Data be withheld from the Trust. Fund Services will provide prompt notice to the Trust of any termination of provision

4.    Pricing of Securities

A.    For each valuation date, Fund Services shall obtain prices and currency exchange rates from pricing sources recommended by Fund Services and approved by the Board of Trustees and calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines. For those securities where market quotations are not readily available, the Board of Trustees shall pprove, and Fund Services shall apply, in good faith, procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply Fund Services with the price of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.    In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by Fund Services and its suppliers of pricing data, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Fund Services and its suppliers in this respect.

5.    Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon receipt, unless not accepted by Fund Services in writing.

6.    Changes in Equipment, Systems, Etc.

Fund Services reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.    Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B attached hereto (as amended from time to time by written consent of the parties to this Agreement). Fund Services shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid, if any. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of the assets and property of the particular Fund involved.

8.    Representations and Warranties

A.The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)    It is conducting its business in compliance in all material respects withall applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing

B.     Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.    Standard of Care; Indemnification; Limitation of Liability

A.    Fund Services shall at all times act in good faith and exercise reasonable care and due diligence in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

The Trust shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of or related to any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (iii) the Data, or any information, service, report, analysis or publication derived therefrom, provided that Fund Services shall not be indemnified nor held harmless from and against any such claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

Fund Services shall indemnify and hold harmless the Trust from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of or related to any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities, and the books and records maintained on behalf of the Trust, at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, among other things, summaries of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement, which at a minimum allow the Funds’ CCO to fulfill their Rule 38a-1 obligations (e.g., BCPs, SPOs, and control review reports or summaries are typically provided).

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Trust upon discovery of any material administrative error, and shall consult with the Trust about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance, which involves, without limitation: (i) a violation of the federal securities laws by Fund Services, its officers, directors and employees, or a violation of the federal securities laws by Fund Services’ agents of which Fund Services is aware; (ii) a violation of the Trust’s or Fund Services’ policies and procedures in connection with Fund Services’ services to the Trust; or (iii) a weakness in the design or implementation of Fund Services’ policies and procedures in connection with Fund Services’ services to the Trust.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

B.    The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

C.    If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

10.    Notification of Error

The Trust will notify Fund Services of any discrepancy between reports provided by Fund Services and the Trust’s records, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by Fund Services to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.    Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.    Proprietary and Confidential Information

A.    Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval, if necessary, under Regulation S-P from Fund shareholders and/or in writing by the Trust, which approval by the Trust shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities with jurisdiction over the Trust, provided that Fund Services will, to the extent permitted by law, provide the Trust with prior notice of such disclosure , or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders, including to the extent required by applicable law, rule and regulation and shall maintain a program to assess such safeguards and implement appropriate changes in light of increasing threats to information and cybersecurity.

The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.    Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly made available for inspection or surrendered to the Trust or its designee on and in accordance with its request.

14.    Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001, and the policies and limitations of a Fund relating to its portfolio investments as set forth in its Prospectus and SAI. Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. However, Fund Services retains primary responsibility for all compliance matters relating to the services that it has contractually agreed to provide to the Funds and the foregoing shall not affect Fund Services’ responsibilities for compliance and related matters delegated to Fund Services by the Trust as expressly provided in this Agreement, including, but not limited to, Section 2 herein.

15.    Term of Agreement; Amendment

A.    The Prior Agreement became effective as of September 27, 2016 (the “Effective Date”) and will continue in effect for a period of three (3) years (the “Initial Term”). This Agreement does not affect such Initial Term. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the end of the Initial Term, this Agreement continues until one party gives ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

B.    Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

C.    The Trust may terminate this Agreement with thirty (30) days prior written notice to Fund Services without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and Fund Services determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. The Trust may provide Fund Services with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If the Trust terminates this Agreement based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Trust will not be responsible for any payments under Section 16 of this Agreement.

D.    Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Trust shall not be obligated to pay an early termination fee under Section 16 of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

16.    Early Termination

Except in the case of a termination by the Trust for Fund Services’ material breach of this Agreement (Section 15(B)), or termination because of a Regulatory Issue (Section 15(C)), or the Trust’s termination pursuant to Section 15(D), should the Trust elect to terminate this Agreement prior to the end of the Initial Term, the Trust agrees to pay the following fees:

a.    the minimum monthly fee multiplied by the number of months remaining during the period between the specified termination date and the third anniversary of the Effective Date. The minimum monthly fee will be prorated for any period less than one month;

b.    all fees associated with converting services to a successor service provider;

c.    all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and

d.    all reasonable and documented miscellaneous costs associated with a-c above.

No payment will be required pursuant to this Section in the event of any transaction consisting of (a) the liquidation or dissolution of a Fund or the Trust and distribution of the Fund’s or the Trust’s assets, (b) a merger of a Fund or the Trust into, or the consolidation of a Fund or the Trust with, another organization or series, or (c) the sale by a Fund or the Trust of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) Fund Services is retained to continue providing services to the Fund or the Trust (or its respective successor) on substantially the same terms as this Agreement.

17.    Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and, except in the case of a material breach by Fund Services, in which case all expenses shall be borne by the Fund Services, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18.    Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

`    19.    Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.    No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.    Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.    Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.    Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Trust shall be sent to:

TrimTabs ETF Trust
1345 Avenue of the Americas, 2nd Floor
New York, NY 10105
Attn: Chief Compliance Officer

24.    Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

25.    Trust Limitations

This Agreement is executed by the Trust with respect to each Fund and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

26. Insurance

Fund Services shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by Fund Services under this Agreement. Upon the Trust’s reasonable request, Fund Services shall furnish to the Trust a summary of the applicable insurance coverage, including with respect to cybersecurity breaches.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRIMTABS ETF TRUST	U.S. BANK NATIONAL ASSOCIATION

By:/s/ Jeffrey Lazar	By: /s/ Anita Zagrodnick

Name: Jeffrey Lazar	Name: /s/ Anita Zagrodnick

Title: Chief Compliance Officer, Anti-Money Laundering Officer and Principal Financial Officer	Title: Senior Vice President

Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of TrimTabs ETF Trust

Name of Series
TrimTabs All Cap U.S. Free-Cash-Flow ETF TrimTabs All Cap International Free-Cash-Flow ETF

Exhibit B to the Fund Accounting Servicing Agreement – TrimTabs ETF Trust

Base Fee for Accounting, Administration, Transfer Agent & Account Services at September, 2016
The following reflects the greater of the basis point fee or annual minimum for funds listed on Exhibit A.1

Administration, Accounting, TA	Basis Points on AUM				Annual Minimum per Fund[2]
	First $250m	Next $250m	Next $500m	Balance	Funds 1-5 $___	Funds 6-10 $___	Fund 9 and above $___
	__	__	__	__

Year 1Step3 In Fees per Fund for Administration/Accounting/Transfer Agent annual minimum

Q1 Year 1	25% of annual minimum	Q2 Year 1	50% of annual minimum	Q3 Year 1	150% of annual minimum	Q4 Year 1	175% of annual minimum
Month 1	$____	Month 4	$____	Month 7	$____	Month 10	$____
Month 2	$____	Month 5	$____	Month 8	$____	Month 11	$____
Month 3	$____	Month 6	$____	Month 9	$____	Month 12	$____

See the following pages for Services and Associated Fees in addition to the Base Fee
See the following pages for OPTIONAL Supplemental Services and Associated Fees

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on percent on AUM.

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

3 Step in Fees do not include custody annual minimums, Quasar annual minimums, global custody fees or any out of pocket expenses such as daily pricing, corporate actions, CCO, domestic and global custody transaction charges, FINRA review charges via Quasar etc.

Exhibit B (continued) to the Fund Accounting Servicing Agreement- TrimTabs ETF Trust

Accounting, Administration, Transfer Agent & Account Services at September, 2016 in addition to the Base Fee1

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
$___ - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$___ - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
$___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$___ - Bank Loans
$ ___- Swaptions
$___ - Credit Default Swaps
$___ per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
Fee for IDC data used to monitor corporate actions
$___ per Foreign Equity Security per Month
$___ per Domestic Equity Security per Month
$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
$___ per security per month

Chief Compliance Officer Support Fee

•CCO support annual fee $___ per trust per USBFS services selected (administration, accounting, transfer agent, distributor, custodian)

Chief Compliance Officer Support Fee includes the following services:

•Access to all USBFS business line materials via the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines
•Assist the Fund CCO with quarterly 38a-1 certifications including a review of any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act

•Testing of procedures and controls across all business lines with access to business line managers and subject matter experts
•Quarterly CCO teleconferences and “Focus Calls” specific to current topics such as cybersecurity
•CCO forums held periodically throughout the year in major cities
•Annual client conference which includes CCO roundtable discussions
•SEC exam support
•Other items, including sharing of industry best practices across many areas

NOTE: the CCO Support team does NOT serve as the Fund CCO.

Exhibit B (continued) to the Fund Accounting Servicing Agreement

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client request) at September, 2016

Section 15(c) Reporting

Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information. $___ per fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
$___ first fund
$___ each additional fund

Outbound Calling & Marketing Campaigns

Cost based on project requirements

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data providers costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly